EXHIBIT 21

                           Subsidiaries of the Company



The following are the Company's primary subsidiaries (including state of organization) and percentage of ownership:

1.   Sparks Exhibits Holding Corporation                (Delaware)         100%
2.   Sparks Exhibits & Environments Corp.               (Pennsylvania)     100%
3.   Sparks Exhibits & Environments Inc.                (Georgia)          100%
4.   Sparks Exhibits & Environments, Ltd.               (California)        80%
5.   Sparks Exhibits & Environments, Incorporated       (Florida)          100%
6.   DMS Store Fixtures LLC                             (Pennsylvania)     100%
7.   Abex Display Systems, Inc.                         (California)        25%
8.   Sparks Europe, B.V.                                (Netherlands)       25%
9.   Sparks Exhibits & Environments Company             (Illinois)         100%